Exhibit 4.1

VALE S.A.,
as Issuer

THE BANK OF NEW YORK MELLON
as Trustee

THE BANK OF NEW YORK MELLON TRUST (JAPAN), LTD.
as Principal Paying Agent

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

as London Paying Agent

and

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.,
as Luxembourg Paying Agent

SECOND SUPPLEMENTAL INDENTURE

€750,000,000

3.750% Notes due 2023

Dated as of July 10, 2012

Second Supplemental Indenture, dated as of July 10, 2012, to the Indenture, dated as of March 24, 2010, between the Company and the Trustee (the “Base Indenture”), among VALE S.A., a company duly organized under the laws of the Federative Republic of Brazil (the “Company”), having its principal office at Avenida Graça Aranha, No. 26, 17º Andar, 20030-900 Rio de Janeiro, RJ, Brazil, and THE BANK OF NEW YORK MELLON, a banking corporation duly organized and existing under the laws of the State of New York, having its principal corporate trust office at 101 Barclay Street, New York, New York 10286, as Trustee (in such capacity, the “Trustee”), THE BANK OF NEW YORK MELLON TRUST (JAPAN), LTD., as principal paying agent (the “Principal Paying Agent”), THE BANK OF NEW YORK MELLON, as London Paying Agent (the “London Paying Agent”) and THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A., as paying agent in Luxembourg (the “Luxembourg Paying Agent”, and together with the Principal Paying Agent and the London Paying Agent, the “Designated Paying Agents”).

W I T N E S S E T H :

Whereas, the Base Indenture provides for the issuance from time to time thereunder, in series, of Securities of the Company, and Section 9.1 of the Base Indenture provides for the establishment of the form or terms of Securities issued thereunder through one or more supplemental indentures;

Whereas, the Company desires by this Second Supplemental Indenture to create a new series of Securities to be issuable under the Base Indenture, as supplemented by this Second Supplemental Indenture, and to be known as the Company’s 3.750% Notes due 2023 (the “Notes”) the terms and provisions of which are to be as specified in this Second Supplemental Indenture;

Whereas, the Company has duly authorized the execution and delivery of this Second Supplemental Indenture to establish the Notes as series of Securities under the Base Indenture and to provide for, among other things, the issuance of and the form and terms of the Notes and additional covenants for the benefit of the Holders thereof and the Trustee; and

Whereas, all things necessary to make this Second Supplemental Indenture a valid and binding legal obligation of the Company according to its terms have been done.

Now, therefore, for and in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof and for the purpose of setting forth, as provided in the Base Indenture, the form of the Notes and the terms, provisions and conditions thereof, the Company covenants and agree with the Trustee and the Designated Paying Agents:

1.                                       Definitions

1.1                                 Provisions of the Base Indenture

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Base Indenture shall remain in full force and effect. The Base Indenture, as amended and supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Second Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes.

1.2                                 Definitions

For all purposes of this Second Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

1.2.1                                                any reference to a “Section” refers to a Section of this Second Supplemental Indenture;

1.2.2                                                the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Section or other subdivision;

1.2.3                                                all terms used in this Second Supplemental Indenture that are defined in the Base Indenture have the meanings assigned to them in the Base Indenture, except as otherwise provided in this Second Supplemental Indenture;

1.2.4                                                the term “Securities” as defined in the Base Indenture and as used in any definition therein, shall be deemed to include or refer to, as applicable, the Notes; and

1.2.5                                                the following terms have the meanings given to them in this Section 1.2.5.

“Applicable Procedures” means with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary, Euroclear and Clearstream, Luxembourg for such Global Note, in each case to the extent applicable to such transaction and as in effect from time to time.

“Bund Rate” means, as of any redemption date, the rate per annum equal to the yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date.

“Business Day” means a Target System Day and, with respect to Notes in certificated form, a day on which banking institutions generally are open for business in the location of each office of a transfer agent, but only with respect to a payment or other action to occur at that office.

“Comparable German Bund Issue” means the German Bundesanleihe security selected by the Independent German Bund Investment Banker as having a fixed maturity most nearly equal to the remaining term of the series of Notes to be redeemed and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to the remaining term of the series of Notes to be redeemed; provided, however, that, if the remaining term of the series of Notes to be redeemed is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the remaining term of the series of Notes to be redeemed is less than one year, a fixed maturity of one year shall be used.

“Comparable German Bund Price” means, with respect to any redemption date, (i) the average of all Reference German Bund Dealer Quotations for such redemption date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or (ii) if the Independent German Bund Investment Banker obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations.

“Depositary” means The Bank of New York Mellon, London Branch, as common depositary for Clearstream, Luxembourg and Euroclear.

“Designated Paying Agents” means the Persons named as Designated Paying Agents in the preamble to this Second Supplemental Indenture and their successors and assigns.

“Event of Default” shall have the same meaning as set forth in the Base Indenture.

“Global Note” means a Note that evidences all or part of the Notes and is authenticated and delivered to, and registered in the name of, the Depositary for such Notes or a nominee thereof.

“Independent German Bund Investment Banker” means one of the Reference German Bund Dealers appointed by the Company.

“Interest Payment Date” has the meaning set forth in Section 2.1 hereof.

“London Paying Agent” means the Person named as London Paying Agent in the preamble to this Second Supplemental Indenture and its successors and assigns.

“Luxembourg Paying Agent” means the Person named as Luxembourg Paying Agent in the preamble to this Second Supplemental Indenture and its successors and assigns.

“Notes” has the meaning specified in the recitals hereof.

“Permitted Holder” at any time means any Person who, at such time, is the holder of at least €5,000,000 in aggregate principal amount of Notes.

“Payment Date” means any Interest Payment Date, the Stated Maturity Date, or any other date on which payments on the Notes in respect of principal, interest or other amounts, including as a result of any acceleration of the Notes, are required to be paid pursuant to this Indenture or the Notes.

“Principal Paying Agent” means the Person named as Principal Paying Agent in the preamble to this Second Supplemental Indenture and its successors and assigns.

“Reference German Bund Dealer” means each of BNP Paribas S.A., Crédit Agricole Corporate and Investment Bank, HSBC Bank plc and Natixis, or their affiliates, which are dealers of German Bundesanleihe securities and one other leading dealer of German Bundesanleihe securities reasonably designated by the Company; provided, however, that if any of the foregoing shall cease to be a dealer of German Bundesanleihe securities, the Company will substitute therefor another dealer of German Bundesanleihe securities.

“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any redemption date, the average as determined by the Independent German Bund Investment Banker of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent German Bund Investment Banker by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third Business Day preceding the redemption date.

“Relevant Date” in respect of any payment means the date on which such payment first becomes due or (if the full amount of the monies payable has not been received by the Trustee on or prior to such due date) the date on which notice is given to the Holders that such monies have been so received.

“Stated Maturity Date” has the meaning specified in Section 2.1 hereof.

“Target System Day” is any day in which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System (or any successor thereto) is open for business and a day on which commercial banks are open for dealings in euro deposits in the London interbank market.

2.                                       General Terms And Conditions of The Notes

2.1                                 Designation, Principal Amount and Redemption.

There is hereby authorized and established a new series of Securities designated the “3.750% Notes due 2023”. The Notes will initially be limited to an aggregate principal amount of €750,000,000 (which amount does not include Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.4, 3.5, 9.6 or 11.5 of the Base Indenture).

The principal of the Notes shall be due and payable at the Stated Maturity Date.

The Company may, from time to time and without the consent of the Holders, issue additional notes on terms and conditions identical to those of the Notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes. The stated maturity of the Notes shall be on January 10, 2023, (the “Stated Maturity Date”). The Notes shall (subject to Section 10.6 of the Base Indenture) be unsecured and shall bear interest at the rate of 3.750% per annum, from July 10, 2012 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable annually on January 10 each year, commencing on January 10, 2013 (each, an “Interest Payment Date”), until the principal thereof is paid or made available for payment. Interest on the Securities shall be computed on the basis of a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed. To the extent interest due on any Interest Payment Date is not paid, interest shall accrue thereon at the Default Rate of Interest, except as provided herein, until such unpaid interest and interest accrued thereon are paid in full.

2.2                                 Forms Generally

The Notes shall be in substantially the form set forth in this Section 2.2, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Second Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof.

2.2.1                        Form of Face of Note

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.4 OF THE BASE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE OR IN PART PURSUANT TO SECTION 3.4.2 OF THE BASE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.8 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A

WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (WHICH SHALL INITIALLY BE THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS COMMON DEPOSITARY FOR CLEARSTREAM, LUXEMBOURG AND EUROCLEAR) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE DEPOSITARY OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO THE DEPOSITARY OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE DEPOSITARY, HAS AN INTEREST HEREIN.

VALE S.A.

3.750% NOTES DUE 2023

ISIN: XS0802953165
Common Code: 080295316

No. [ ] €[ ]

VALE S.A., a company duly organized under the laws of the Federative Republic of Brazil (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or registered assigns, as nominee of The Bank of New York Mellon, London Branch, as common depositary for Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., the principal sum of [              ] euros, or such other principal amount as set forth in the Schedule of Increases or Decreases in Global Note attached hereto on January 10, 2023, and to pay interest thereon annually on January 10 each year (each an “Interest Payment Date”), commencing on January 10, 2013, from July 10, 2012 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, at the rate of 3.750% per annum, until the principal hereof is paid or made available for payment, provided that any amount of interest on this Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the Default Rate of Interest, except as provided for herein, from the date such amount is due to but not including the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 3.6 of the Base Indenture hereinafter referred to.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be December 27 (whether or not a Business Day) next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest on this Note shall be computed on the basis set forth in the Indenture.

Payment of the principal of and interest on this Note will be made to the Person entitled thereto at the office of the Trustee or the Principal Paying Agent and, for so long as the Notes are listed on the Luxembourg Stock Exchange, of the Luxembourg Paying Agent, and at any other office or agency maintained by the Company for such purpose, in such coin or currency of the European Union as at the time of payment is legal tender for payment of public and private debts upon surrender of this Note in the case of any payment due at the Maturity of the principal hereof (other than any payment of interest payable on an Interest Payment Date); provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, that all payments of the principal of and interest on this Note, the Permitted Holders of which have given wire transfer instructions to the Trustee, the Company, or its agent at least 10 Business Days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by such Permitted Holders in such instructions. Notwithstanding the foregoing, payment of any amount payable in respect of a Global Note will be made in accordance with the Applicable Procedures of the Depositary.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Dated:

VALE S.A.

By:
Name:
Title:

By:
Name:
Title:

2.2.2                                                Form of Reverse of Note

1.                                       This Note is a duly authorized issue of securities of the Company issued in one or more series (the “Securities”) under an Indenture, dated as of March 24, 2010 (the “Base Indenture”) as supplemented by a Second Supplemental Indenture, dated as of July 10, 2012 (the “Second Supplemental Indenture”), among the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Base Indenture), The Bank of New York Mellon Trust (Japan), Ltd., as Principal Paying Agent, The Bank of New York Mellon, London Branch, as London Paying Agent and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg Paying Agent, and reference is hereby made to the Base Indenture, as supplemented by the Second Supplemental Indenture (the Base Indenture, as supplemented by the Second Supplemental Indenture, herein called the “Indenture”), for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof (herein called the “Notes”).

2.                                       Additional notes on terms and conditions identical to those of this Note may be issued by the Company without the consent of the Holders of the Notes. The amount evidenced by such additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes.

3.                                       If an Event of Default with respect to Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

4.                                       All payments in respect of the Notes shall be made without withholding or deduction for any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil, or any Successor Jurisdiction or any authority therein or thereof having power to tax (“Foreign Taxes”) except to the extent that such Foreign Taxes are required by Brazil, such Successor Jurisdiction or any such authority to be withheld or deducted. In the event of any withholding or deduction for any Foreign Taxes, the Company shall make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts (“Additional Amounts”) as are necessary to ensure that the net amounts received by the Holders of the Notes after such withholding or deduction equals the respective amounts of principal and interest which would have been receivable in respect of such Notes had no such withholding or deduction (including for any Foreign Taxes payable in respect of Additional Amounts) been required, except that no such Additional Amounts shall be payable with respect to any payment on a Note:

(i)                                     to, or to a third party on behalf of, a Holder who is liable for any such taxes, duties, assessments or other governmental charges in respect of a Note by reason of (A) a connection between the Holder and Brazil other than the mere holding of such Note and the receipt of payments with respect to such Note or (B) failure by the Holder to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Brazil or a Successor Jurisdiction, or applicable political subdivision or authority thereof or therein having power to tax, of such Holder, if compliance is required by such jurisdiction, or any political subdivision or authority thereof or therein having power to tax as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and the Company has given the Holders at least 30 days’ notice that Holders will be required to provide such certification, identification or other requirement;

(ii)                                  in respect of any such taxes, duties, assessments or other governmental charges with respect to a Note surrendered (if surrender is required) more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof is given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on surrender of such Note for payment on the last day of such 30-day period;

(iii)                               in respect of estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge imposed with respect to a Note;

(iv)                              in respect of any tax, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the Notes or by direct payment by the Company in respect of claims made against the Company;

(v)                                 where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive; or

(vi)                              in respect of any combination of the above.

Solely for purposes of this paragraph 4, the term “Holder” of any Note means a Person in whose name such Note is registered in the Security Register or a beneficial owner.  Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Amounts set forth in clause (i) above shall not apply if (a) the provision of information, documentation or other evidence described in such clause (i) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note (taking into account any relevant differences between U.S. and Brazilian law, regulation or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law (including tax treaties between the United States and Brazil), regulation (including proposed regulations) and administrative practice.

The Company shall promptly provide the Trustee with documentation (which may consist of certified copies of such documentation) satisfactory to the Trustee evidencing the payment of Foreign Taxes in respect of which the Company has paid any Additional Amounts. Copies of such documentation shall be made available to the Holders of the Notes, the Luxembourg Paying Agent or the Principal Paying Agent, as applicable, upon request therefor.

The Company shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Brazil or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the issuance of the Notes.

All references herein or in the Indenture, to principal or interest in respect of any Note shall be deemed to include all Additional Amounts, if any, payable in respect of such principal or interest, unless the context otherwise requires, and express mention of the payment of Additional Amounts in any provision hereof shall not be construed as excluding reference to Additional Amounts in those provisions hereof where such express mention is not made.

In the event that Additional Amounts actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

6.             All references in the Indenture and the Notes to principal in respect of any Note shall be deemed to mean and include any Redemption Price payable in respect of such Note pursuant to any redemption right hereunder (and all such references to the Stated Maturity Date of the principal in respect of any Note shall be deemed to mean and include the Redemption Date with respect to any such Redemption Price), and all such references to principal, interest or Additional Amounts shall be deemed to mean and include any amount payable in respect hereof pursuant to Section 10.7 of the Base Indenture.

7.             The Notes are subject to redemption at the Company’s option before the Stated Maturity in whole at any time, or in part from time to time, upon not less than 30 days’ but no more than 60 days’ notice to the Holders of the Notes, at a Redemption Price equal to the greater of (A) 100% of the principal amount of such Notes and (B) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the Redemption Date on an annual basis (calculated using a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed) at the Bund Rate plus 45 basis points, plus accrued interest on the principal amount of such Notes to (but not including) the date of redemption.

If, as a result of any amendment to, or change in, the laws (or any rules or regulation thereunder) of Brazil or any political subdivision or taxing authority thereof or therein affecting taxation or any amendment to or change in an official interpretation, administration or application of such laws, rules or regulations (including a holding by a court of competent jurisdiction), which amendment or change of such laws, rules or regulations or the interpretation thereof becomes effective on or after the date of the Second Supplemental Indenture, the Company would be obligated to pay Additional Amounts in respect of the Notes pursuant to the terms and conditions thereof in excess of those attributable to Brazilian withholding tax on the basis of a statutory rate of 15%, and if such obligation cannot be avoided by the Company after taking measures the Company considers reasonable to avoid it, then, at the Company’s option, the Notes may be redeemed in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Holders of the Notes, at a Redemption Price equal to 100% of the principal amount thereof and any premium applicable thereto, together with accrued interest up to but not including the Redemption Date and any Additional Amounts which would otherwise be payable up to but not including the Redemption Date; provided, however, that (1) no notice of such redemption may be given earlier than 90 days prior to the earliest date on which the Company would but for such redemption be obligated to pay such Additional Amounts were a payment on the Notes then due, and (2) at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

On and after any Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Company will deposit with the Trustee money sufficient to pay the Redemption Price of and (unless the redemption date shall be an Interest Payment Date) accrued interest to the Redemption Date on the Notes to be redeemed on such Redemption Date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

8.             The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each affected series under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each affected series. The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any affected series under the Indenture on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any affected series under the Indenture on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences.

Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

9.             As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, (ii) the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and (iii) the Trustee shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any interest hereon on or after the respective due dates expressed herein.

10.           No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

11.           As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of the Trustee or agency of the Company in any place where the principal of and any interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this Series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of €100,000 and any integral multiple of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

12.           Prior to due surrender of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

13.           This Note and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.

14.           All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

15.           This Note is a Global Note and is subject to the provisions of the Indenture relating to Global Notes.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common

TEN ENT — as tenants by the entireties

JT TEN — as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT -                     (Custodian) Custodian                            (Minor) Under Uniform Gifts to Minors Act (                            ) (State)

Additional abbreviations may also be used though not in the above list.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is €750,000,000.

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such Decrease or Increase	Signature of Authorized Officer of Trustee of Notes Custodian

2.3           Form of Trustee’s Certificate of Authentication

The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Notes referred to in the within mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON, as Trustee

By:

Authorized Officer

2.4           Maintenance of Office or Agency

With respect to any Notes that are not in the form of a Global Note, the Company will maintain an office or agency in the Borough of Manhattan, The City of New York and, for so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg, in accordance with Section 10.2 of the Base Indenture.

2.5           Luxembourg Stock Exchange Listing

The Company will use its reasonable best efforts to cause the Notes to be listed on the official list of the Luxembourg Stock Exchange and to have them admitted to trading on the Euro MTF of the Luxembourg Stock Exchange and shall from time to time take such other actions as shall be necessary or advisable to maintain the listing of the Notes thereon or another recognized securities exchange.  For so long as the Notes are listed on the official list of the Luxembourg Stock Exchange and the rules of the stock exchange so require, the Company shall publish notices with respect to the Notes on the Web site of the Luxembourg Stock Exchange.

2.6           Payments

2.6.1                Payment by the Company to the Principal Paying Agent

All payments of principal and interest required to be made by the Company hereunder and under the Notes shall be made, pursuant to the terms hereof, by the Company to the Principal Paying Agent by 11:00 a.m. (New York time) one Business Day prior to the scheduled date therefor (which shall include, without limitation, any Payment Date).  All such payments shall be made by the Company by depositing immediately available funds in euros with the Principal Paying Agent.  The Company shall request that the bank through which such payment is to be made agree to supply to the Principal Paying Agent in The City of New York by 11:00 a.m. (New York time) on the Business Day prior to the due date for any such payment an irrevocable confirmation (by tested telex or authenticated Swift MT 100 Message) of its intention to make such payment.

2.6.2                Payment by the Principal Paying Agent to Holders

The Principal Paying Agent shall arrange with the other Designated Paying Agents for the payment, from funds furnished by the Company to the Principal Paying Agent, (i) to the Holders of the principal and interest on the Notes and (ii) to the Trustee and Principal Paying Agent the compensation required under Section 4 hereof.

The receipt by the Principal Paying Agent from the Company of each payment of principal, interest and/or other amounts due in respect of the Notes in the manner specified herein and on the date on which such amount of principal, interest and/or other amounts are then due shall satisfy the obligations of the Company to make such payments to the Holders on the due date thereof; provided, however, that the liability of the Principal Paying Agent hereunder shall not exceed any amounts paid to it by the Company, or held by it, on behalf of the Holders; and provided further that in the event that there is a default by the Principal Paying Agent in any payment of the principal, redemption amount, additional amounts and/or interest in respect of any Note, the Company shall pay on demand such further amounts as will result in receipt by the Holder of such amounts as would have been received by it had no such default occurred and the Principal Paying Agent or the Trustee will at the request of the Company repay to the Company, within five Business Days, all amounts paid to the Principal Paying Agent which were not paid to the Holders in accordance with Section 2.6.1.

2.7           Prescription Period

Claims for payment of principal in respect of the Notes shall be prescribed upon the expiration of 10 years, and claims for payment of interest in respect of the Notes shall be prescribed upon the expiration of 5 years, in each case from the Relevant Date thereof.

3.             Miscellaneous Provisions

3.1           Separability of Invalid Provisions

In case any one or more of the provisions contained in this Second Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Second Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Second Supplemental Indenture shall be construed as if such provision had never been contained herein.

3.2           Execution in Counterparts

This Second Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

4.             Compensation, Indemnification, Lien of Trustee and Principal Paying Agent

4.1           Compensation

The Company covenants and agrees to pay from time to time to the Trustee and the Principal Paying Agent reasonable compensation for all services rendered by it hereunder, and, except as herein otherwise expressly provided, the Company will reimburse the Trustee and the Principal Paying Agent, following receipt of written request, for all reasonable and documented expenses and disbursements incurred or made by the Trustee and the Principal Paying Agent in accordance with the Indenture (including the reasonable compensation and the reasonable and documented expenses, advances and disbursements of its counsel and of all Persons not regularly in its employ), but the Company shall not have any such obligation for any expense or disbursement as may arise from the default, gross negligence, misconduct or bad faith of the Trustee or the Principal Paying Agent.

4.2           Indemnification

The Company covenants and agrees to indemnify the Trustee and the Principal Paying Agent for, and defend and hold harmless the Trustee and the Principal Paying Agent and their officers, directors, employees, representatives and agents (collectively, “Related Persons”) from and against, any loss, liability, claim, damage or expense incurred without default, gross negligence, misconduct or bad faith on the part of the Trustee, the Principal Paying Agent or Related Persons, that arises out of or in connection with the appointment of the Trustee or the Principal Paying Agent or the exercise of their respective powers and duties under this Second Supplemental Indenture.

4.3           Survival

The obligations of the Company under this Section 4 shall survive payment in full of the Notes, the resignation or removal of the Trustee or the Principal Paying Agent and the termination of this Second Supplemental Indenture.  The Company undertakes to indemnify the Principal Paying Agent and its Affiliates against all losses, liabilities, including any and all tax liabilities, which, for the avoidance of doubt, shall include both Brazilian and Japanese taxes and associated penalties, costs, claims, actions, damages, expenses or demands which it may incur or which may be made against the Principal Paying Agent or any of its Affiliates as a result of or in connection with the appointment of or the exercise of the powers and duties by the Principal Paying Agent or any of its Affiliates except as may result from its own default, gross negligence or bad faith or that of its directors, officers or employees or any of them.

4.4           Expenses of Administration

When the Trustee and the Principal Paying Agent incurs expenses or renders services in connection with the performance of its obligations hereunder after an Event of Default has occurred, the expenses and compensation for such services are intended to constitute expenses of administration under applicable bankruptcy, insolvency or other similar United States federal or state law to the extent provided in Section 503(b)(5) of the Federal Bankruptcy Code.

4.5           Lien

The Trustee and the Principal Paying Agent shall have a lien prior to the Holders as to all property and funds held by it hereunder for any amount owing it pursuant to this Section 4, except with respect to funds held in trust for the benefit of the holders of particular Notes.

5.             The Trustee and the Principal Paying Agent

5.1           The Trustee and the Principal Paying Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

5.2           The rights, privileges, projections, immunities and benefits given to the Trustee hereunder, are extended to, and shall be enforceable by, the Principal Paying Agent and the London Paying Agent.

5.3           The Company acknowledges that the Principal Paying Agent makes no representations as to the interpretation or characterization of the transactions herein undertaken for tax or any other purpose, in any jurisdiction.  The Company represents that it has fully satisfied itself as to any tax impact of this Second Supplemental Indenture before agreeing to the terms herein.  The Company agrees to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Second Supplemental Indenture by the Principal Paying Agent.

In Witness Whereof, each of the parties hereto have caused this Second Supplemental Indenture to be duly executed on its behalf, all as of the day and year first written above.

VALE S.A.

By:	/s/ Luciana Ribeiro da Costa Werner
	Name:	Luciana Ribeiro da Costa Werner
	Title:	Attorney-in-Fact

By:	/s/ Bruna Braz Gonçalves Botelho
	Name:	Bruna Braz Gonçalves Botelho
	Title:	Attorney-in-Fact

[Second Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title	Vice President

THE BANK OF NEW YORK MELLON TRUST (JAPAN), LTD., as Principal Paying Agent

By:	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title	Vice President

THE BANK OF NEW YORK MELLON, LONDON BRANCH, as London Paying Agent

By:	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title	Vice President

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A., as Luxembourg Paying Agent

By:	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title	Vice President

[Second Supplemental Indenture]